EXHIBIT 12

                         Northwest Natural Gas Company
               Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1990 - June 30, 1995
                                     ($000)

                                                                      Twelve
                                                                      Months
                         -----------Year Ended December 31----------   Ended
                                                                     June 30,
                          1990    1991     1992     1993     1994     1995
                          ----    ----     ----     ----     ----     ----
Fixed Charges, as defined:
  Interest on Long-Term
    Debt                $22,244  $21,977  $23,001  $22,578  $21,921  $22,737
  Other Interest          2,853    4,266    3,223    1,906    2,473    2,617
  Amortization of Debt
   Discount and Expense     363      348      511      775      850      870
  Interest Portion of
   Rentals                1,546    1,485    1,439    1,701    1,697    1,697
                        -------  -------  -------  -------  -------  -------
  Total Fixed Charges,
   as defined           $27,006  $28,076  $28,174  $26,960  $26,941  $27,921
                        =======  =======  =======  =======  =======  =======

Earnings, as defined:
  Net Income            $30,724  $14,377  $15,775  $37,647  $35,461  $36,776
  Taxes on Income        13,629    2,321    6,951   22,096   20,473   21,083
  Fixed Charges, as
   above                 27,006   28,076   28,174   26,960   26,941   27,921
                        -------  -------  -------  -------  -------  -------
  Total Earnings, as
   defined              $71,359  $44,774  $50,900  $86,703  $82,875  $85,780
                        =======  =======  =======  =======  =======  =======
Ratio of Earnings to
 Fixed Charges             2.64     1.59     1.81     3.22     3.08     3.07
                        =======  =======  =======  =======  =======  =======